CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY COMPLETES
                     ACQUISITION OF RELATED CAPITAL COMPANY

                           Changes Name to CharterMac
                           --------------------------

NEW YORK, NEW YORK - November 18, 2003 - Charter Municipal Mortgage Acceptance Company (the "Company"; AMEX: CHC) reported that the previously announced acquisition of 100% of the ownership interests of Related Capital Company ("RCC" or "Related Capital") and substantially all of the businesses operated by RCC, as well as the amendment of the Company's trust agreement in connection with the acquisition, were approved at the annual shareholders meeting held yesterday. The acquisition closed yesterday, enabling the Company to terminate its outside management agreement with Related Charter, LP, an affiliate of RCC, and to become a self-advised and self-managed company. In addition, the Company has changed its name to CharterMac.

"This transaction has created one of the strongest multifamily finance companies in the nation, with over $19 billion of real estate assets under management and 220 employees in 22 offices throughout the country," said Stuart J. Boesky, Chief Executive Officer of CharterMac. "The addition of RCC's business lines to CharterMac's existing platform will further diversify our revenue sources, while also enabling the Company to enhance and expand the products we offer our clients. As we continue to broaden and expand the Company's sources of revenue around its core municipal bond business, the Board of Trustees decided to shorten the name of the Company to CharterMac. We look forward to moving ahead as a unified, internally managed company. "

"The combination of CharterMac and RCC will provide for future growth opportunities that we believe will enhance shareholder value. Importantly, based upon the current mix and amount of revenue generated by the combined companies, the acquisition will not result in a material change to the substantially tax-exempt characteristics of CharterMac's quarterly distributions to our shareholders," commented Marc D. Schnitzer, President of CharterMac. "Going forward, RCC will operate as a subsidiary of CharterMac."

Election of Trustees

CharterMac's shareholders also approved the re-election of Stephen M. Ross and Stuart J. Boesky to the Board of Trustees, for three-year terms expiring at the annual shareholder meeting in 2006. CharterMac is now governed by a 15-member Board of Trustees, eight of whom are independent and seven of whom are affiliated with the Company. Mr. Ross serves as the Chairman of CharterMac, in a non-executive capacity.

Additional Transaction Information

At the meeting, CharterMac's shareholders also approved a proposal to amend the Company's trust agreement to clarify the leverage limitation. The remaining proposal to approve the expansion of the Company's incentive share option plan has not yet received a majority vote. While 76% of the votes cast for this proposal have been in favor of the proposal, this proposal still needs the affirmative vote of the holders of an additional 2.27% of the common shares of the Company in order for it to pass. Specifically, the approximate proxy tallies for this proposal are as follows: 47.73% for and 11.64% against. Therefore, CharterMac closed the polls on all of the other proposals and, pursuant to a shareholder proposal adopted on the original meeting date, adjourned the meeting, keeping the polls open on the incentive share option plan proposal to enable the Company to solicit votes from all remaining shareholders who have not voted. Prior to the adjournment, the Chairman of the meeting announced that the adjourned meeting would take place on November 26, 2003, at 10:00 a.m. at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York.

The Company encourages all shareholders to read the Proxy Statement dated September 5, 2003, and to submit a proxy indicating how to vote their shares on the incentive share option plan proposal prior to the


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adjourned meeting date. Shareholders who need proxy materials or who desire to change their vote or revoke their proxy are encouraged to contact Charlotte Brown at the Altman Group at (201) 460-1200.

About the Company

CharterMac is one of the nation's leading full-service multifamily finance companies, providing capital solutions to developers and owners of multifamily rental housing throughout the country. Collectively, the Company and its subsidiaries offer financing for every part of a multifamily property's capital structure. For more information, please visit CharterMac's website at www.chartermac.com or contact the Shareholder Services Department directly at
(800) 831-4826.


This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. You should review the risk factors contained in CharterMac's proxy statement filed September 5, 2003, distributed to shareholders in connection with the approval of the acquisition and its other public filings for a discussion of the risks related to the acquisition and the ownership of CharterMac's common shares. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.